UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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AGCO CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 22, 2010

The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, on Thursday, April 22, 2010, at 9:00 a.m., local time, for the following purposes:

1. To elect four directors to the Board of Directors for terms expiring at the Annual Meeting in 2011;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2010; and

3. To transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on March 12, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 12, 2010 will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours. Attendance and voting at the Annual Meeting is limited to stockholders of record at the close of business on March 12, 2010 and to any invitees of the Company.

We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

DEBRA E. KUPER
Corporate Secretary

Atlanta, Georgia
March 22, 2010

AGCO CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 22, 2010

 INFORMATION REGARDING THE ANNUAL MEETING

INFORMATION REGARDING PROXIES

This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.

If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with the election of directors or for or against the other proposals on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be recorded. You may withhold your vote from any nominee for director by marking the “Withhold” box across from his name on the proxy card. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and duly delivering a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares in favor of all of the four nominees described below, in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2010, and in their best judgment with respect to any other business brought before the Annual Meeting.

The enclosed form of proxy card is solicited by the Board of Directors of the Company, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in forwarding proxy material to beneficial owners.

This proxy statement and form of proxy card are first being sent to stockholders on or about March 22, 2010. The Company’s 2009 Annual Report to its stockholders and its Annual Report on Form 10-K for 2009 also are enclosed and should be read in conjunction with the matters set forth herein.

INFORMATION REGARDING VOTING

Only stockholders of record as of the close of business on March 12, 2010 are entitled to notice of and to vote at the Annual Meeting. On March 12, 2010, the Company had outstanding 92,603,799 shares of Common Stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office at (770) 813-9200.

Quorum Requirement

A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will determine whether a quorum is present for the transaction of business. Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

Directors are elected by a plurality of the shares of Common Stock actually voted (in person or by proxy) at the Annual Meeting. Withheld votes, abstentions and broker non-votes have no effect. Under the New York Stock Exchange (“NYSE”) rules as revised for annual meetings held in 2010 and after, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you.

Vote Necessary for the Ratification of the Appointment of Independent Registered Public Accounting Firm

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2010 will be approved if a majority of the number of shares of the Company’s Common Stock that are present (in person or by proxy) at the Annual Meeting and entitled to vote thereon are voted in favor of ratification. Abstentions will be counted in determining the minimum number of affirmative votes required for approval and, accordingly, will have the effect of a vote against ratification. Broker non-votes will not be counted as votes for or against ratification.

Other Matters

With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved if a majority of the number of shares of the Company’s Common Stock that are present (in person or by proxy) at the Annual Meeting and entitled to vote thereon are voted in favor of the matter. Abstentions will be counted in determining the minimum number of affirmative votes required for approval thereof and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against other matters presented for stockholder consideration.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 22, 2010

As required by rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in the “Investors” section, and the annual report to stockholders is available under the heading “Annual Reports” in the “Investors” section.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

In March 2010, the Board amended the Company’s By-Laws to declassify the Board and provide for the annual election of all directors. The elimination of the classified structure will become effective for each director upon the expiration of the director’s current term, beginning with the four nominees named below, each of whom was a former Class III director. The directors who have been elected to three-year terms prior to the effectiveness of the amendment will complete those terms, such that the terms of the former Class I and Class II directors will expire at the 2011 and 2012 Annual Meetings, respectively. Beginning with the 2012 Annual Meeting, the entire Board will be elected annually to serve for one-year terms or until their successors have been duly elected and qualified. For this year’s Annual Meeting, the Governance Committee has recommended, and the Board of Directors has nominated, the four individuals named below to serve as directors until the Annual Meeting in 2011 or until their successors have been duly elected and qualified.

The following is a brief description of the business experience, qualifications and skills of each of the four nominees for directorship:

Francisco R. Gros, age 67, has been a director of the Company since October 2006. Mr. Gros was President and Chief Executive Officer of OGX Petroleo e Gas from 2007 to 2008, and is now the Vice Chairman of the Board of Directors. Mr. Gros also served as President and Chief Executive Officer of Fosfertil S.A., a company involved in the chemical, fertilizer and logistics industries in Brazil, from 2003 to 2007. Prior to that, Mr. Gros was President and Chief Executive Officer of Petróleo Brasileiro S.A. from January 2002 to December 2002, and President and Chief Executive Officer of the Brazilian Development Bank from 2000 to 2001. In addition, Mr. Gros was also a Managing Director of Morgan Stanley from 1993 to 2000, and was Governor of the Central Bank in 1987 and again from 1991 to 1992. Mr. Gros is also the Chairman of the Board for Wilson Sons Ltd., and serves on the Boards of Lojas Renner S.A., Globex Utilidades S.A., Fosfertil S.A., Energias do Brasil S.A. and Wellstream Holdings PLC. As a former Chief Executive Officer of a large overseas company, Mr. Gros brings leadership and diversity to the Board of Directors as well as considerable international business experience, particularly in Brazil. His knowledge of financial capital markets and expertise with mergers and acquisitions complements a highly skilled Board.

Gerald B. Johanneson, age 69, has been a director of the Company since April 1995. Until his retirement in 2003, Mr. Johanneson had been President and Chief Executive Officer of Haworth, Inc. since 1997. He served as President and Chief Operating Officer of Haworth, Inc. from 1994 to 1997 and as Executive Vice President and Chief Operating Officer from 1988 to 1994. Mr. Johanneson currently serves on the Board of Haworth, Inc. Mr. Johanneson brings to the Board of Directors a wealth of knowledge of sales and marketing strategy in the manufacturing industry. His background as both a Chief Executive Officer and Chief Operating Officer of a global company lends a unique perspective to the Board. Further, Mr. Johanneson’s tenure provides consistent leadership to the Board and a familiarity with the Company’s operations.

George E. Minnich, age 60, has been a director of the Company since January 2008. Mr. Minnich served as Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007. Prior to that, he served in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001. He also held various positions within Price Waterhouse from 1971 to 1993, serving as an Audit Partner from 1984 to 1993. Mr. Minnich also serves on the Board of Trustees of Albright College and the Boards of Kaman Corporation and Guilford Mills, Inc. Mr. Minnich, through his background as a former Chief Financial Officer of a publicly-traded company, provides the Board of Directors with substantial financial expertise. He also brings to the Board a familiarity with the challenges facing large, international manufacturing companies.

Curtis E. Moll, age 70, has been a director of the Company since April 2000. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Holdings, Inc., a global manufacturing corporation, since 1980. He joined MTD Products Inc. as a project engineer in 1963. Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Board of the Sherwin-Williams Company. Mr. Moll’s significant management expertise in a global setting brings a wide range of experience to the Board of Directors, especially in the areas of human resources, sales and marketing, and supply chain and logistics. His tenure with the Board also provides stability and a familiarity with the Company’s operations.

The four nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting shall become directors at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the nominees set forth above.

DIRECTORS CONTINUING IN OFFICE

The seven individuals named below are now serving as directors of the Company with terms expiring at the Annual Meetings in 2011 and 2012, as indicated.

The following is a brief description of the business experience, qualifications and skills of each of the Directors who are continuing in office as directors whose terms expire at the Annual Meeting in 2011:

Herman Cain, age 64, has been a director of the Company since December 2004. Mr. Cain has also served as the Chairman of T.H.E. New Voice, a leadership and consulting firm that he founded, since 2004. Mr. Cain hosts a nationally syndicated radio show focusing on current political and economic events. Prior to that, he was the Chairman of The Federal Reserve Bank of Kansas City, from 1995 to 1996, and a Member from 1992 to 1994. Mr. Cain served as the Chief Executive Officer and President of the National Restaurant Association from 1997 to 1999 and as Chairman and Chief Executive Officer of Godfather’s Pizza, Inc. from 1988 to 1996. From 1977 to 1988, Mr. Cain served in various positions with The Pillsbury Company and Burger King Corporation. Mr. Cain also serves on the board of Whirlpool Corporation. Mr. Cain brings to the Board of Directors extensive managerial and manufacturing experience from his service as a former Chief Executive Officer. His substantial insight into political and economic affairs and his civic involvement also lend diversity and regional representation to the Board.

Wolfgang Deml, age 64, has been a director of the Company since February 1999. Until his retirement in 2008, Mr. Deml had been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany, since 1991. Mr. Deml is currently a member of the Supervisory Board of Mannheimer Versicherung AG. Mr. Deml adds a wealth of experience to the Board of Directors given his service as the Chief Executive Officer of an international corporation within our industry. His tenure on our Board provides consistent leadership, and he serves as an ongoing source for industry-specific knowledge, especially in Germany, where our Fendt factory is located.

Thomas W. LaSorda, age 55, has been a director of the Company since December 2009. Until his retirement in 2009, Mr. LaSorda served as Vice Chairman, President and a member of the Board of Managers of Chrysler LLC since 2007. He was President and Chief Executive Officer of Chrysler Group from 2005 to 2007 and Chief Operating Officer and a member of the Board of Management of DaimlerChrysler AG from 2004 to 2005. Prior to that, Mr. LaSorda served for 23 years in various positions with General Motors, including as Vice President, Quality, Reliability & Competitive Operations Implementation for GM North America, from 1998 to 2000, and as President of Opel Eisenach GmbH, Germany, from 1991 to 1993. Mr. LaSorda is currently serving on the Boards of Husky Injection Molding Systems Ltd. and ALTe LLC. Mr. LaSorda brings substantial manufacturing and quality control experience to the Board of Directors, especially regarding the challenges faced by large, multi-national public companies. His proven leadership as a Chief Executive Officer and as a Chief Operating Officer provides the Board with a focused perspective on manufacturing and operational issues.

Martin H. Richenhagen, age 57, has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer of the Company since July 2004. Mr. Richenhagen is currently a member of the Board, Audit and Technology & Environment Committees for PPG Industries, Inc., a leading coatings and specialty products and services company. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators. In addition to his six years of experience as the Company’s Chief Executive Officer, Mr. Richenhagen brings to the Board of Directors substantial experience in the agricultural equipment industry. His business and leadership acumen as both a former Executive Vice President and current Chief Executive Officer provides the Board with an informed resource for a wide range of disciplines, from sales and marketing to strategic acquisitions.

The following is a brief description of the business experience, qualifications and skills of each of the Directors who are continuing in office as directors whose terms expire at the Annual Meeting in 2012:

P. George Benson, Ph.D, age 63, has been a director of the Company since December 2004. Mr. Benson is currently President of the College of Charleston in Charleston, South Carolina, serving in that position since 2007, and he has been a member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., since 1998 and 2002, respectively. He also has been a member of the Board of Directors of Crawford & Company (Atlanta, Georgia) since 2005 and of the National Bank of South Carolina since 2007. Mr. Benson was a judge for the Malcom Baldrige National Quality Award from 1997 to 2000 and was Chairman of the Board of Overseers for the Baldrige Award from 2004 to 2007. He currently serves on the Board of Directors for the Foundation for the Baldrige Award. From 1998 to 2007, Mr. Benson was the Dean of the Terry College of Business at the University of Georgia. From 1993 to 1998, he served as Dean of the Rutgers Business School at Rutgers University. Prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota from 1977 to 1993 where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988. Mr. Benson has significant academic expertise in business, in particular with organizational management systems, and adds a valuable perspective to the Board of Directors, especially in the area of improving the delivery of products and services. His ties to the community provide the Board with regional representation and a critical link to the academic and research sectors.

Gerald L. Shaheen, age 65, has been a director of the Company since October 2005. Until his retirement from Caterpillar Inc. in January 2008, Mr. Shaheen held numerous marketing and general management positions, both in the United States and Europe. Most recently from 1998 to 2008, Mr. Shaheen served as a Group President. Mr. Shaheen is the Chairman of the Board of Trustees of Bradley University and a Board member and past Chairman of the U.S. Chamber of Commerce. He is also a Board member of the National Chamber Foundation, the Ford Motor Company, Peoria Next and the National Multiple Sclerosis Society, Greater Illinois Chapter. Mr. Shaheen’s background in management of a global heavy equipment manufacturer brings to the Board of Directors particular knowledge of the Company’s industry, as well as a necessary perspective of the challenges facing large, publicly-traded companies. His work with the U.S. Chamber of Commerce also provides the Board with a wealth of knowledge related to international commerce and trade issues.

Hendrikus Visser, age 65, has been a director of the Company since April 2000. Mr. Visser is Chairman of Royal Huisman Shipyards N.V. and serves on the Boards of Vion N.V., Friesland Bank N.V., Foundation OPG N.V., Sterling Strategic Value, Ltd. and Teleplan International N.V. He was the Chief Financial Officer of NUON N.V. and has served on the Boards of major international corporations and institutions including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance and De Lage Landen. Mr. Visser’s substantial experience with and knowledge of financial capital markets, particularly in our Europe/Africa/Middle East (“EAME”) region, provides the Board of Directors with significant international financial expertise. His tenure with the Board also provides stability in leadership, and he serves as a continued source of regional diversity.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

During 2009, the Board of Directors held 6 meetings. The Company holds executive sessions of its non-management directors at each regular meeting of its Board of Directors. Mr. Richenhagen, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board, and Mr. Johanneson serves as Lead Director of the Board. As Lead Director, Mr. Johanneson, who was elected unanimously to that position by the independent directors, presides over executive sessions and at all meetings of the Board of Directors in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major shareholders and has the authority to call meetings of the independent directors. The Company believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to our Company.

The Company encourages stockholders and other interested persons to communicate with Mr. Johanneson and the other members of the Board of Directors. Any person who wishes to communicate with a particular director or the Board of Directors as a whole, including the Lead Director or any other independent director, may write to those directors in care of Debra E. Kuper, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board of Directors or to one or more particular directors. Ms. Kuper will forward all correspondence satisfying these criteria.

In accordance with the rules of the NYSE, the Company’s Board of Directors has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board of Directors has determined that in order to be considered independent, a director must not:

•	be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•	receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•	be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;

•	have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•	be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Compensation Committee; and

•	be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three fiscal years of such other company, exceeds (or in the current fiscal year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.

In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; and

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.

Finally, in order to be independent for purposes of serving on the Compensation Committee, a director may not:

•	be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;

•	receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (“IRC”); and

•	have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.

These standards are consistent with the standards set forth in the NYSE rules, the IRC and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE.

Based upon the foregoing standards, the Board of Directors has determined that all of its directors are independent in accordance with these standards except for Mr. Richenhagen, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company. Mr. Moll has a business relationship with the Company as described under the caption “Certain Relationships and Related Party Transactions.” Mr. Moll serves as the Chairman of the Board and Chief Executive Officer of MTD Holdings, Inc., which is the parent company of MTD Products Inc. The Company receives royalty payments from MTD Products Inc. resulting from its sales of equipment to the Company’s dealers. The Board of Directors has determined that Mr. Moll’s relationship is not material because the royalty payments received by the Company during the preceding three fiscal years of MTD Products Inc. did not exceed, and are not likely to exceed in the current fiscal year of that company, the greater of $1.0 million or two percent of that company’s consolidated gross revenues.

The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board of Directors attended the Company’s previous Annual Meeting held in April 2009 except for Mr. Gros.

Director Compensation

The following table provides information concerning the compensation of the members of the Company’s Board of Directors for the most recently completed fiscal year. As reflected in the table, each non-employee director received an annual base retainer of $90,000 plus $90,000 in restricted shares of the Company’s Common Stock for Board service. Committee chairmen received an additional annual retainer of $10,000 (or $20,000 for the chairman of the Audit Committee and $15,000 for the chairman of the Compensation Committee). Mr. Johanneson, who is the Lead Director, also received an additional annual $25,000 Lead Director’s fee. The Company does not have any consulting arrangements with any of its directors.

2009 DIRECTOR COMPENSATION

	Fees Earned or		All Other
	Paid in Cash	Stock Awards(3)	Compensation	Total
Name	($)	($)	($)	($)

Gerald B. Johanneson (Lead Director)	125,000	90,000	—	215,000
P. George Benson	100,000	90,000	—	190,000
Herman Cain	90,000	90,000	—	180,000
Wolfgang Deml	90,000	90,000	—	180,000
Francisco R. Gros	90,000	90,000	—	180,000
Thomas W. LaSorda(1)	6,114	—	—	6,114
George E. Minnich	110,000	90,000	—	200,000
Curtis E. Moll	90,000	90,000	—	180,000
David E. Momot(2)	83,886	90,000	—	173,886
Gerald L. Shaheen	105,000	90,000	—	195,000
Hendrikus Visser	90,000	90,000	—	180,000

	$980,000	$900,000	$ —	$1,880,000

(1)	Mr. LaSorda was appointed as a director effective December 6, 2009.

(2)	Mr. Momot retired from the Company’s Board of Directors effective December 6, 2009.

(3)	The 2006 LTI Plan provided for annual restricted stock grants of the Company’s Common Stock to all non-employee directors. For 2009, each non-employee director was granted $90,000 in restricted stock. The shares are restricted as to transferability for a period of three years following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2009 annual grant occurred on April 23, 2009. The total grant on April 23, 2009 equated to 38,130 shares, or 3,813 shares per director. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting

Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2009 related to this grant: Mr. Johanneson — 2,670 shares; Mr. Benson — 2,555 shares; Mr. Cain — 2,288 shares; Mr. Deml — 2,288 shares; Mr. Gros — 2,669 shares; Mr. Minnich — 2,860 shares; Mr. Moll — 2,288 shares; Mr. Momot — 3,813 shares; Mr. Shaheen — 2,288 shares; and Mr. Visser — 2,669 shares.

Committees of the Board of Directors

The Board of Directors has delegated certain functions to the following standing committees of the Board:

The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or By-Laws. The Executive Committee held no meetings in 2009 and currently is comprised of Messrs. Benson, Johanneson, Minnich, Richenhagen (Chairman) and Shaheen.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee’s functions also include reviewing the Company’s internal accounting and financial controls, considering other matters relating to the financial reporting process and safeguarding the Company’s assets, and producing an annual report of the Audit Committee for inclusion in the Company’s proxy statement. The Audit Committee has a written charter to govern its operations. The Audit Committee held eight meetings in 2009 and currently is comprised of Messrs. Benson, Gros, LaSorda, Minnich (Chairman), Moll and Visser. The Board of Directors has determined that Mr. Minnich is an “audit committee financial expert,” as that term is defined under regulations of the SEC. All of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee for 2009 is set forth under the caption “Audit Committee Report.” The Company’s management also maintains a risk assessment process that identifies the risks that face the Company that management considers the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. Management periodically meets with the Company’s Audit Committee and reviews such risks and relevant strategies.

The Compensation Committee is charged with executing the Board of Directors’ overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board of Directors in administering the Company’s compensation programs and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s proxy statement. The Compensation Committee has a written charter to govern its operations. The Compensation Committee held six meetings in 2009 and currently is comprised of Messrs. Cain, LaSorda, Minnich, Moll and Shaheen (Chairman). All of the members of the Compensation Committee are independent in accordance with the NYSE, SEC and IRC rules governing compensation committee member independence. The Compensation Committee has retained Towers Watson to advise it on current trends and best practices in compensation. The report of the Compensation Committee for 2009 is set forth under the caption “Compensation Committee Report.”

The Governance Committee assists the Board of Directors in fulfilling its responsibilities to stockholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board, developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management. The Governance Committee has a written charter to govern its operations. The Governance Committee held ten meetings in 2009 and currently is comprised of Messrs. Benson (Chairman), Deml, Gros, Johanneson and Visser. All of the members of the Governance Committee are independent in accordance with the NYSE rules governing nominating/corporate governance committee member independence.

With respect to the committee’s evaluation of nominee candidates, including those recommended by stockholders, the committee has no formal requirements or minimum standards for the individuals that are nominated.

Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider to ensure the entire Board collectively embraces a wide variety of characteristics, including:

•	career experience, particularly experience that is germane to the Company’s business, such as agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s board — our board values continuity (but not entrenchment).

The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board of Directors. The committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. Although the Company has not adopted a specific diversity policy, the Board believes that a diversity of experience, gender, race, ethnicity and age contributes to effective governance over the affairs of the Company for the benefit of its stockholders. With respect to the identification of nominee candidates, the committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation or may utilize outside consultants to assist in the process.

The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee requires that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•	any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.

The foregoing information should be sent to the Governance Committee, c/o Debra E. Kuper, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and have given the Company timely notice of such proposal in written form meeting the requirements of the Company’s

By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.

The Succession Planning Committee’s function is to ensure a continued source of capable, experienced managers is present to support the Company’s future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee has a written charter to govern its operations. The Succession Planning Committee held six meetings in 2009 and currently is comprised of Messrs. Cain, Deml, Johanneson (Chairman), Richenhagen and Shaheen.

During fiscal 2009, each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he served while a member thereof, with the exception of Mr. Gros, who, due to scheduling conflicts, attended 71% of the meetings.

We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:

•	our corporate governance guidelines and charters for the Audit, Compensation, Governance and Succession Planning Committees of the Board of Directors, which are available under the headings “Committee Guidelines” and “Committee Charters,” respectively, in the “Corporate Governance” section of our website’s “Investors” section; and

•	the Company’s Code of Conduct, which is available under the heading “Code of Conduct” in the “Corporate Governance” section of our website’s “Investors” section.

In addition, should there be any waivers of the Company’s Code of Conduct, those waivers will be available under the heading “Office of Ethics and Compliance” in the “Corporate Governance” section of our website’s “Investors” section.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2009, Messrs. Cain, Minnich, Moll, Momot and Shaheen (Chairman) served as members of the Compensation Committee. Mr. Momot retired from the Company’s Board of Directors effective December 6, 2009. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2009. Mr. Moll had a business relationship with the Company during the fiscal year 2009 as described under the caption “Certain Relationships and Related Party Transactions.”

PROPOSAL NUMBER 2

RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2010

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2010. KPMG LLP served as the Company’s independent registered public accounting firm for 2009 and is considered by management to be well-qualified.

In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2010 under this proposal, it is contemplated that the appointment of KPMG LLP for the 2010 fiscal year will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board of Directors select other auditors for the following year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the Company’s independent registered public accounting firm for 2010.

OTHER BUSINESS

The Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than the election of directors and the ratification of the Company’s independent registered public accounting firm for 2010. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth certain information as of March 12, 2010 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock. This information is based upon SEC filings by the entities listed below, and the percentage given is based on 92,603,799 shares outstanding.

	Shares of	Percent
	Common	of
Name and Address of Beneficial Owner	Stock	Class

FMR LLC	13,319,781	14.38%
82 Devonshire Street Boston, Massachusetts 02109
Blackrock, Inc.	8,312,341	8.98%
40 East 52nd Street New York, New York 10022
Bank of America Corporation	5,263,687	5.68%
100 North Tryon Street Floor 25, Bank of America Corporate Center Charlotte, North Carolina 28255
Tradewinds Global Investors, LLC	4,814,180	5.20%
2049 Century Park East, 20th Floor Los Angeles, California 90067

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other named executive officers and all executive officers and directors as a group, all as of March 12, 2010. Each such individual has sole voting and investment power with respect to the shares set forth in the table.

		Shares That
		May be
	Shares of	Acquired
	Common	Within 60	Percent of
Name of Beneficial Owner	Stock(1)(2)	Days	Class

P. George Benson	4,663	—	*
Herman Cain	4,826	—	*
Wolfgang Deml	10,853	—	*
Francisco R. Gros	4,027	—	*
Gerald B. Johanneson	14,557	—	*
Thomas W. LaSorda	—	—	*
George E. Minnich	3,992	—	*
Curtis E. Moll	9,439	—	*
Gerald L. Shaheen	4,544	—	*
Hendrikus Visser	8,057	—	*
Andrew H. Beck	61,757	29,759	*
Gary L. Collar	36,340	27,763	*
Hubertus M. Muehlhaeuser	40,519	36,739	*
Martin H. Richenhagen	296,559	130,084	*
Hans-Bernd Veltmaat	—	716	*
All executive officers and directors as a group (21 persons)	606,487	353,266	1.0%

*	Less than one percent.

(1)	This includes grants to Mr. Richenhagen of 31,962 restricted shares that vest on December 6, 2010; 31,962 restricted shares that vest on December 6, 2011; and 63,925 restricted shares that vest on December 6, 2012. Mr. Richenhagen was issued 127,849 shares, but he will forfeit them if he does not remain employed at the end of each respective vesting period.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Company’s Non-Employee Director Stock Incentive Plan, which was terminated in December 2005, and/or as a result of restricted stock grants under the Company’s current long-term incentive plan by the following individuals: Mr. Benson — 4,463; Mr. Cain — 4,826; Mr. Deml — 5,987; Mr. Gros — 4,027; Mr. Johanneson — 4,557; Mr. Minnich — 3,992; Mr. Moll — 4,939; Mr. Shaheen — 4,544; Mr. Visser — 6,862; all directors as a group — 44,197.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth information as of March 12, 2010, with respect to each person who is an executive officer of the Company.

Name	Age	Positions

Martin H. Richenhagen	57	Chairman of the Board, President and Chief Executive Officer
Garry L. Ball	62	Senior Vice President — Engineering
Andrew H. Beck	46	Senior Vice President — Chief Financial Officer
David L. Caplan	62	Senior Vice President — Materials Management, Worldwide
André M. Carioba	59	Senior Vice President and General Manager, South America
Gary L. Collar	53	Senior Vice President and General Manager, EAME and Australia/New Zealand
Robert B. Crain	50	Senior Vice President and General Manager, North America
Randall G. Hoffman	58	Senior Vice President — Global Sales & Marketing and Product Management
Hubertus M. Muehlhaeuser	40	Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia
Lucinda B. Smith	43	Senior Vice President — Human Resources
Hans-Bernd Veltmaat	55	Senior Vice President — Manufacturing & Quality

Martin H. Richenhagen has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer since July 2004. Mr. Richenhagen is currently a member of the Board, Audit and Technology & Environment Committees for PPG Industries, Inc., a leading coatings and specialty products and services company. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

Garry L. Ball has been Senior Vice President — Engineering since June 2002. Mr. Ball was Senior Vice President — Engineering and Product Development from 2001 to 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was Vice President of Construction Equipment New Product Development at Case New Holland (“CNH”) Global N.V. Prior to that, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.

David L. Caplan has been Senior Vice President — Material Management, Worldwide since October 2003. Mr. Caplan was Senior Director of Purchasing of PACCAR Inc from 2002 to 2003 and was Director of Operation Support with Kenworth Truck Company from 1997 to 2002.

André M. Carioba has been Senior Vice President and General Manager, South America since July 2006. Mr. Carioba held several positions with BMW Group and its subsidiaries worldwide, including President and Chief Executive Officer of BMW Brazil Ltda., from 2000 to 2005, Director of Purchasing and Logistics of BMW Brazil Ltda., from 1998 to 2000, and Senior Manager for International Purchasing Projects of BMW AG in Germany, from 1995 to 1998.

Gary L. Collar has been Senior Vice President and General Manager, EAME and Australia/New Zealand since January 2009. From 2004 to December 2008, Mr. Collar was Senior Vice President and General Manager EAME and EAPAC. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

Robert B. Crain has been Senior Vice President and General Manager, North America since January 2006. Mr. Crain held several positions within CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business, from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business, from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V. from 1999 to 2002.

Randall G. Hoffman has been Senior Vice President, Global Sales & Marketing and Product Management since November 2005. Mr. Hoffman was the Senior Vice President and General Manager, Challenger Division Worldwide, from 2004 to 2005, Vice President and General Manager, Worldwide Challenger Division, from 2002 to 2004, Vice President of Sales and Marketing, North America, from November 2001 to 2002, Vice President, Marketing North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from 1998 to April 2000, and General Marketing Manager, from 1995 to 1998.

Hubertus M. Muehlhaeuser has been Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia since January 2009. From 2005 to 2008, Mr. Muehlhaeuser was Senior Vice President — Strategy & Integration. Mr. Muehlhaeuser has responsibility for our engines division. Previously, Mr. Muehlhaeuser spent over ten years with Arthur D. Little, Ltd., an international management-consulting firm, where he was made a partner in 1999. From 2000 to 2005, he led the firm’s Global Strategy and Organization Practice as a member of the firm’s global management team, and was the firm’s managing director of Switzerland from 2001 to 2005.

Lucinda B. Smith has been Senior Vice President — Human Resources since January 2009. Ms. Smith was Vice President, Global Talent Management & Rewards from May 2008 to December 2008 and was Director of Organizational Development and Compensation from 2006 to 2008. From 2005 to 2006, Ms. Smith was Global Director of Human Resources for AJC International, Inc. Ms. Smith also held various domestic and international human resource management positions at Lend Lease Corporation, Cendian Corporation and Georgia-Pacific Corporation.

Hans-Bernd Veltmaat has been Senior Vice President — Manufacturing & Quality since July 2008. Mr. Veltmaat was Group Executive Vice President of Recycling Plants at Alba AG from 2007 to June 2008. From 1996 to 2007, Mr. Veltmaat held various positions with Claas KGaA mbH in Germany, including Group Executive Vice President, a member of the Claas Group Executive Board and Chief Executive Officer of Claas Fertigungstechnik GmbH.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation philosophies, the compensation programs provided to our named executive officers (“NEOs”) and the decision-making process followed in setting pay levels for our NEOs during our 2009 fiscal year. This discussion should be read in conjunction with the tables and related narratives that follow. Our NEOs for 2009 include:

•	Andrew H. Beck, Senior Vice President — Chief Financial Officer

•	Gary L. Collar, Senior Vice President and General Manager, EAME and Australia/New Zealand

•	Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia

•	Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer

•	Hans-Bernd Veltmaat, Senior Vice President — Manufacturing & Quality

Compensation Philosophy and Governance

AGCO’s compensation philosophy was updated and approved by the Compensation Committee (the “Committee”) of the Board of Directors in July 2009. The philosophy is intended to articulate the Company’s principles and strategy for total compensation and specific pay program elements. It is closely aligned with business strategy and reflects performance attributes and, as such, ties executives’ interests to those of stockholders and employees.

It is AGCO’s practice to compensate executive officers through a combination of cash and equity compensation, retirement programs and other benefits. Our primary objectives are to provide compensation programs that:

•	Align with stockholder interests;

•	Reward performance;

•	Attract and retain quality management;

•	Encourage executive stock ownership;

•	Are competitive with companies of similar revenue size, industry and complexity;

•	Mitigate excessive risk taking; and

•	Are consistent among our locations worldwide

We believe that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation.

A significant portion of our executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, free cash flow performance and return on capital. Another significant factor in the Committee’s decisions to make equity-based awards to our executives is stockholder dilution, and the Committee strives to minimize the dilutive effect of those awards on stockholders.

Executive pay at AGCO is intended to be market competitive, but also performance-based, and structured so that it addresses retention, recruitment, market scarcity and other business concerns. Awards under compensation programs are set to generally approximate the median level of market competitiveness as compared to other companies of similar revenue size, industry and complexity. We also consider geographic market differences when setting the value and mix of the Company’s compensation for foreign executives. Payouts earned under incentive awards are designed to vary with the Company’s performance, with increased payouts awarded for above-target performance and lower or no payouts awarded for below-target performance.

When establishing the compensation and performance criteria, we set goals that we believe reflect key areas of performance that support our long-term success. We consider factors such as the Company’s current performance compared to industry peers, desired levels of performance improvement, and industry trends and conditions when determining performance expectations within the Company’s compensation plans.

The Board of Directors periodically meets independently with the Committee chairman, who participates in executive sessions with the Board (without AGCO management present) to discuss compensation matters.

The Committee approves all compensation for executive officers, including the structure and design of the compensation programs. The Committee is responsible for retaining and terminating compensation consultants and determining the terms and conditions of their engagement, including fees. Since 2005, the Committee has engaged Towers Watson (formerly Watson Wyatt Worldwide), an internationally recognized human resources consulting firm, to advise the Committee, and at times management, with respect to the Company’s compensation programs and to perform various related studies and projects, including market analysis and compensation program design. A Towers Watson representative reports directly to the Committee as its compensation advisor.

The Committee annually reviews the role of its compensation advisor and believes that he is fully independent for purposes of providing on-going recommendations regarding executive compensation. In addition, the Committee believes that the compensation advisor provides candid, direct and objective advice to the Committee that is not influenced by any other services provided by Towers Watson. To ensure independence:

•	The Committee directly hired and has the authority to terminate the compensation advisor;

•	The compensation advisor reports directly to the Committee and the chairperson;

•	The compensation advisor meets regularly and as needed with the Committee in executive sessions that are not attended by any of the Company’s officers;

•	The compensation advisor and his team at Towers Watson have direct access to all members of the Committee during and between meetings;

•	The compensation advisor is not the Towers Watson client relationship manager for AGCO;

•	Neither the compensation advisor nor any member of his team participates in any activities related to the administrative services provided to AGCO by other Towers Watson business units; and

•	Interactions between the compensation advisor and AGCO’s management generally are limited to discussions on behalf of the Committee and information presented to the Committee for approval.

Annual Review of Consultant Independence

Towers Watson provides the Committee an annual update on its services and related fees. The Committee determines whether Towers Watson’s services are performed objectively and free from the influence of management. With the full knowledge of the Committee, AGCO has retained a distinct unit of Towers Watson for all other global services, including broad-based employee retirement and benefit services, and specific projects within multiple countries for various Company subsidiaries, excluding Committee services.

The Committee also closely examines the safeguards and steps Towers Watson takes to ensure that its executive compensation consulting services are objective, for example:

•	Towers Watson has separated its executive compensation consulting services into a single, segregated business unit within Towers Watson;

•	Towers Watson pays its executive compensation consultants solely on their individual results and the results of its executive compensation consulting practice. The Committee’s compensation advisor receives no incentives based on other services Towers Watson provides to AGCO;

•	The total amount of fees for consulting services provided to the Committee in 2009 by its compensation advisor was approximately $318,000; and

•	The total amount of fees paid by AGCO to Towers Watson in 2009 for all other services, excluding Committee services, was approximately $1,353,000. These other services primarily related to actuarial services in respect of the Company’s defined benefit plans, general employee compensation consulting services, benefit plan design services and pension administration services. Approximately $482,000 of the $1,353,000 in other services were paid directly from the pension trusts of the Company’s U.S. and U.K. pension plans.

The Committee also closely examines and monitors the safeguards and steps that its compensation advisor takes to ensure that Towers Watson’s executive compensation consulting services are objective and do not represent any conflict of interest, which includes the following protocol:

•	When the compensation advisor provides advice to the Committee, he reports directly to the Committee chair, who has the authority to seek a second opinion or terminate the advisor’s work at any time;

•	When retained by the Committee, the compensation advisor does not serve as the firm’s account director for the client, nor is he involved in account planning regarding any services other than executive compensation consulting;

•	All Towers Watson consultants adhere to a stringent code of conduct articulating their commitment to impartial advice; and

•	Towers Watson fees are in no way linked to the size of any executive’s compensation package.

For these reasons, the Committee does not believe that Towers Watson’s services for AGCO’s employee retirement and benefit plans, or its specific projects, compromise its compensation advisor’s ability to provide the Committee with perspective and advice that is independent and objective.

Competitive Analyses and Benchmarking

We perform competitive analyses with respect to cash compensation, long-term equity incentives and executive retirement programs. These analyses are conducted regularly and, in 2009, included a comparison to nationally recognized compensation surveys, as well as a comparison to a peer group of other industrial companies. These competitive analyses provide us with information regarding ranges and median compensation levels, as well as the types of compensation arrangements in use at other companies. The analyses are used to review, monitor and establish appropriate and competitive compensation programs, determine the appropriate mix of compensation between programs and establish the specific compensation levels for our executives.

In 2009, the Committee performed an external market review that examined the competitiveness of the Company’s NEOs’ total compensation. The analysis reviewed the dollar value of the compensation, as well as the mix of compensation between base salary, annual cash incentive bonus and long-term incentive (“LTI”) pay. The Committee’s goal is to establish base salary, target total cash (base salary plus target bonus opportunity) and target total direct compensation (target total cash plus target LTI opportunity) for each NEO within plus/minus 20% of the market median, which reflects an average of published survey data and peer proxy statements. The competitive market comparison for each of the Company’s NEOs is summarized below:

Target Total Direct
Name	Base Salary	Target Total Cash	Compensation

Mr. Beck	Slightly Below Market Median	Near Market Median	Slightly Below Market Median

Mr. Collar	Slightly Below Market Median	Slightly Below Market Median	Slightly Below Market Median

Mr. Muehlhaeuser	Slightly Above Market Median	Slightly Above Market Median	Near Market Median

Mr. Richenhagen	Near Market Median	Near Market Median	Near Market Median

Mr. Veltmaat	Slightly Above Market Median	Slightly Above Market Median	Slightly Above Market Median

The Committee uses the external market review to help it make informed decisions regarding NEO compensation. For the Chief Executive Officer, the Committee recognizes the critical nature of this role, his higher level of responsibility within the Company and his more pervasive influence over the Company’s performance and, therefore, provides market competitive levels of compensation; as a result, compensation for this position differs from levels of compensation paid to other NEOs. Mr. Richenhagen, as Chief Executive Officer of the Company, is placed in his own level based purely on median market information.

The Company’s Senior Vice Presidents (“SVPs”) are grouped into two tiers. All of the General Managers and the Chief Financial Officer are grouped together in the first tier, and the Company’s functional SVPs are grouped together in the second tier. It is the Company’s philosophy to compensate SVPs in each tier reasonably similarly, including each of the General Managers and the Chief Financial Officer, even though market data might suggest otherwise. The market data for each of the General Managers is adjusted to reflect the different sizes of the businesses they manage, with Mr. Collar managing the largest business and Mr. Muehlhaeuser the smallest. The Committee, in recognition of the collaborative efforts of the General Managers operating not only their respective businesses, but also the Company’s worldwide business, sets the compensation of all General Managers at similar levels.

In Mr. Beck’s case, the Committee’s view is that the Chief Financial Officer should not be paid significantly more than the General Managers, which is consistent with the Company’s compensation philosophy and reinforced by the internal grouping of the Company’s executives. For Mr. Veltmaat, the top manufacturing executive, the Committee recognizes the importance of his role internally because of its contribution to the business, and, thus, sets pay for his position accordingly.

As part of its regular review of the composition of the peer group, the Committee modified the Company’s peer group in July 2009 to include the following 20 companies: The Black & Decker Corporation, Cooper Industries, Inc., Cummins Inc., Danaher Corporation, Dover Corporation, Eaton Corporation, Flowserve Corporation (added in 2009), Illinois Tool Works, Inc. (added in 2009), Ingersoll-Rand Company Limited (added in 2009), The Manitowoc Company Inc., Navistar International Corporation, Oshkosh Truck Corporation, PACCAR Inc, Parker-Hannifin Corporation, Rockwell Automation, Inc. (added in 2009), SPX Corporation, The Stanley Works, Terex Corporation, Textron, Inc. (added in 2009), and The Timken Company. The new peer group reflects the deletion of BorgWarner, Inc., Lennox International Inc., Precision Castparts Corporation, and TRW Automotive. The Committee believes that the companies in the new peer group better reflect AGCO’s size and more closely align with our business and the markets in which we serve and operate. This peer group was used as part of the Committee’s external market review, and the Committee will continue to review the composition of the peer group and make updates as needed.

Components of AGCO Total Compensation

AGCO’s compensation philosophy defines total compensation to consist of:

•	Base Salary

•	Annual Cash Incentive Bonuses

•	Long-term Incentives

•	Benefits and Certain Perquisites

For a NEO, the variable or incentive pay (both annual and LTI) opportunity represents a large portion of the mix, or at least 60% of total expected compensation. Benefits represent a much smaller portion of the mix for each NEO when compared to base salary and incentive pay. The components of compensation are described below.

Base Salary

Base salary establishes the foundation of total compensation and supports the attraction and retention of qualified staff. The base salary for executives is reviewed and approved by the Committee annually for executive officers. In addition, base salaries may be changed as a result of a new appointment or a change in responsibility for an executive. Base salaries are designed to provide competitive levels of compensation to executives based on their scope of responsibilities, experience, and performance. Base salaries also serve as the basis for our determining annual and long-term target incentive opportunities.

In light of the economic recession that adversely affected the Company’s operating results in 2008, the Committee considers base salary merit increases in April of each year and determined that base salaries for NEOs should not be increased for 2009. Performance-based increases will be recommended for 2010.

Annual Cash Incentive Bonuses

The Company’s Incentive Plan (the “IC Plan”) is intended to facilitate alignment of management with corporate objectives and stockholder interests in order to achieve outstanding performance and to meet specific AGCO financial goals. We believe that the annual incentive should be a substantial component of total compensation. Further, incentive compensation must be based on AGCO’s performance, as well as the contribution of executive officers through the leadership of their respective regional or functional areas.

Incentive compensation opportunities are expressed as a percentage of the executive officer’s gross base salary. The annual award opportunity for Mr. Richenhagen and the other NEOs in 2009 are shown in the chart below:

	Opportunity as a percentage
	of base salary			Portion attributable to
	Minimum	Target	Maximum	Corporate	Regional/Functional
Name	Award	Award	Award	Goals	Goals

Mr. Beck	40%	100%	150%	100%	0%
Mr. Collar	28%	70%	105%	50%	50%
Mr. Muehlhaeuser	28%	70%	105%	50%	50%
Mr. Richenhagen	52%	130%	195%	100%	0%
Mr. Veltmaat	20%	50%	75%	70%	30%

The annual incentive compensation is designed to be deductible under Section 162(m) of the IRC.

Under the 2008 IC Plan, graduated award payments of 40% of target are made if a minimum of 80% of the target goal is met, increasing to the maximum payout of 150% of target when 120% of the target goal is met. The corporate objectives are set at the beginning of each year and approved by the Committee. However, unless a threshold of 60% of the adjusted earnings per share (“EPS”) target goal is reached, no awards are paid regardless of performance relative to the other target goals. For the year ended December 31, 2009, the corporate objectives were based on targets for free cash flow (“FCF”), EPS, operating margin and customer satisfaction (“CS”). The calculation of these measures and corporate weightings are as follows:

•	FCF: Cash flow from operating activities less capital expenditures. This measure excludes cash flow from financing, such as increases in accounts receivables securitizations (40% weight). FCF equals cash flow from operating activities minus capital expenditures.

•	EPS: Diluted and adjusted to exclude restructuring expenses and other infrequent items (30% weight). EPS equals adjusted net income (excluding restructuring expenses and other infrequent items) divided by diluted weighted average number of common and common equivalent shares outstanding.

•	Operating margin: The percentage calculated when income from operations is divided by net sales (20% weight). Operating margin equals income from operations divided by net sales.

•	CS: Overall customer service index, which measures after-sales service, sales experience and product quality (10% weight).

An executive’s annual cash incentive is determined based on performance compared to pre-established corporate, regional/functional and personal performance goals. For executive officers with a regional focus, their goals are established primarily for operational performance in their geographic area or other quantitative objectives based on their specific responsibilities. For the positions of Chief Financial Officer and Chief Executive Officer (Messrs. Beck and Richenhagen, respectively), 100% of their incentive is based on corporate measures and results.

In addition to corporate goals, the plan engages participants to focus on regional and functional goals to provide incentives for behaviors linked to business drivers, such as growth in market share. For participants with direct regional responsibility, the corporate portion is a minimum of 50% of the total target award. For these participants, regional goals are also 50%, except for our Chief Executive Officer and Chief Financial Officer, who are solely measured on corporate goals. For participants with direct functional responsibility, the corporate portion is a minimum of 70% of the total target award. For these participants, functional goals are 30%. Goal setting is based on internal planning informed by external factors. The regional and functional goals help provide alignment with corporate goals and the Company’s overall performance. Although goals differ by region and function, examples of regional and functional goals for 2009 are as follows:

Regional Goals	Functional Goals

• Income Contributed (operating income less capital charge for working capital employed)	• Total Cost Variances vs. Budget • Average Inventory
• Average Inventory and Accounts Receivable as a Percentage of Net Sales • Market Share Improvement • New Product Introduction Metric	• Right First Time (Quality) • Direct Labor Productivity • AGCO Improvement Methods Implementation

For 2009, targets for each of the measures and AGCO’s actual performance are summarized below:

		Bonus	Actual	Percent	Earned
Measure	Weight	Objective	Performance	Achieved	Award

60% of EPS Target (minimum threshold)	N/A	$1.92	$1.55	Not Achieved	0%
Free Cash Flow(1)	40%	$150	$95	63%	0%
Earnings Per Share	30%	$3.20	$1.55	48%	0%
Operating Margins	20%	6.1%	3.5%	57%	0%
Customer Satisfaction Index	10%	85.5%	85.0%	99%	0%

(1)	Amounts stated in millions of dollars.

For 2009, the Committee determined that the Company did not achieve the minimum performance level for EPS to warrant an incentive payout. As a result, no bonuses were paid to NEOs or other participants.

The Company considers the target goals under the IC Plan for the current year to be confidential. Historically, the Committee has established target goals for the Company’s executive officers that the Committee believed at the time were reasonably achievable. If the Company is able to meet the objectives set out in its budget for 2010, and if each executive officer achieves what the Committee considers reasonable regional and functional goals, then the executive officers should be able to earn their target bonuses for achieving those goals. However, given the recent volatility in the markets and the general downturn in economic conditions, the Committee is not able to predict this result with any certainty.

The Committee believes that the annual incentive plan motivates our NEOs to drive financial results and make sound business decisions. Also, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Committee. Such awards are subject to approval of the Board of Directors. No such awards were made by the Committee in 2009.

The IC Plan also provides for payment of a pro rata portion of the participant’s bonus upon a change of control, as well as additional bonus payments to certain participants terminated without cause within two years of a change of control. This is further explained in “Severance Benefits and Change of Control.”

Long-term Incentives

The 2006 LTI Plan provides performance- and retention-based equity opportunities to the Company’s NEOs. LTI represents a significant component of total compensation and weighs heavily in the overall pay mix for executives. The overarching principles of the 2006 LTI Plan are:

•	LTI is performance-based and is intended to engage executives in achieving longer-term goals and to make decisions in the best interests of stockholders;

•	Target award opportunities are generally competitive with median levels of other companies of similar size, industry and complexity;

•	Realizable gains are intended to vary with Company performance and stock price growth; and

•	Performance goals are aligned with stockholder interests and support the long-term success of AGCO.

The current LTI opportunity under the 2006 LTI Plan for executives is comprised of two vehicles: a performance share plan (“PSP”), which is projected to comprise approximately 75% of an executive’s target LTI award, and a grant of stock-settled stock appreciation rights (“SSARs”), which is projected to comprise approximately 25% of the executive’s LTI target award opportunity.

The PSP and the SSARs are summarized below:

•	PSP — Award opportunities are denominated in shares of our Common Stock and are earned on the basis of our performance versus pre-established goals for a three-year cycle.

•	SSARs — Similar to a stock option, SSARs are awards that provide the participant with the right to receive share appreciation over the grant price, payable in whole shares of our Common Stock, at any time after the grant is vested and within the specified term of the grant. The SSARs vest at a rate of 25% a year for four years, with a term of seven years.

For grants under the PSP, earned awards are based on achievement compared to two measures: cumulative EPS and average return on invested capital (“ROIC”) over a three-year performance period. These measures were chosen because we believe that they are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term. We established three levels of performance for each measure: threshold, representing the minimum level of performance that warrants a payout; target, representing a level of performance where median target compensation levels are appropriate; and outstanding, representing a maximum realistic performance level where increased compensation levels are appropriate. The cumulative earnings per share and ROIC goals are linked within a performance award matrix which is used to determine the number of shares earned in various combinations of performance. The award opportunity levels are expressed as multiples of the executive’s “target” award opportunity.

The matrix of award opportunities is illustrated below:

		Cumulative Earnings
		Below
		Threshold	Threshold	Target	Outstanding
	Outstanding	100.0%	116.5%	150.0%	200.0%
Average	Target	50.0%	66.6%	100.0%	150.0%
ROIC	Threshold	16.5%	33.3%	66.6%	116.5%
	Below Threshold	0.0%	16.5%	50.0%	100.0%

As evident in the matrix above, the performance targets of cumulative earnings per share and average ROIC are given equal weighting in the determination of the number of shares earned. In addition, the matrix provides for an award of 33%, 100% or 200% of the target shares upon achieving the threshold, target or outstanding performance level for each goal, respectively. If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. The Committee has the discretion to exclude restructuring and certain other infrequent items from the calculation of cumulative earnings per share or average ROIC in order to ensure the 2006 LTI Plan is equitable and executive decisions and actions are not inhibited by their projected impact on the Plan.

Our objective in sizing and setting the award opportunities for executives is to approximate the median level of market competitiveness within the Company’s peer group at the “target” level of performance. PSP awards are structured at the “threshold” level of performance to approximate the market’s 25th percentile and at the “outstanding” level of performance to approximate the 75th percentile. For the SSAR awards, the number of shares granted is based on the expected value at the median level of market competitiveness.

For the awards granted in 2007 under the PSP, the Committee determined that, based on the Company’s performance for the three-year PSP performance cycle (2007-2009), the Company achieved the “outstanding” award level, or 200% of payout as shown in the chart below. While the global economic downturn presented challenges in 2009, robust years in 2007 and 2008 produced favorable financial results that helped the Company achieve the “outstanding” award level for the three-year period. The Company’s cumulative EPS and average ROIC over the three-year performance cycle (2007-2009) were 88% and 70%, respectively, better than the results achieved during the preceding three-year period (2004-2006). The three-year period also included the year 2008, when record net sales and profits were achieved and was also a time-frame when the Company made further significant investments in product development and productivity improvements to support its long-term strategies.

					Earned
Measure	Threshold	Target	Outstanding	Actual	Award

Cumulative EPS	$3.64	$4.30	$5.80	$8.16	200%
Average ROIC	6.1%	7.2%	9.6%	11.7%	200%

For EPS, the target goal was $4.30 per share and the Company actually achieved 190% of the goal, and for average ROIC, the target goal was 7.2% and the Company actually achieved 163% of the goal, which, in each case, qualified as an “outstanding” result and, thus, the 200% payout.

The target award and actual number of shares received by the NEOs for the three-year performance cycle covering 2007-2009 are shown below:

Three-Year Performance Cycle (2007-2009)
	Target	Actual
Name	Award	Award

Mr. Beck	21,500 shares	43,000 shares
Mr. Collar	21,500 shares	43,000 shares
Mr. Muehlhaeuser	17,500 shares	35,000 shares
Mr. Richenhagen	95,000 shares	190,000 shares
Mr. Veltmaat(1)	0 shares	0 shares

(1)	Mr. Veltmaat was not with the Company in 2007 and, thus, did not receive an award.

In 2009, the Committee established award opportunities for executives covering a new three-year PSP performance cycle (2009-2011), as well as a new grant of SSARs. The Committee’s strategy is to regularly evaluate the size of award levels by taking into consideration market trends, the industry’s cyclicality and other volatility factors. New targets covering the 2009 three-year PSP performance period also were established for cumulative EPS and average ROIC.

The Company considers the target goals for PSP awards for uncompleted cycles to be confidential. Historically, the Committee has established target goals for the Company’s executive officers that the Committee believed at the time were reasonably achievable. If the Company is able to meet the objectives set out in its strategic plans for the 2009-2011 period, then each executive officer should be able to earn a target level award for achieving those goals in each of the Company’s open performance share cycles (2008-2010 and 2009-2011). However, given the recent volatility in the markets and the general downturn in economic conditions, the Committee is not able to predict this result with any certainty.

The Committee approves all grants of stock-based compensation to the Chief Executive Officer and all other executive officers. The Chief Executive Officer, with the assistance of the Senior Vice President — Human Resources, assists the Committee with recommendations for award levels for all other executive officers. Our policy is that SSARs are awarded with exercise prices at or above the fair market value of the Company’s Common Stock on the date of the grant.

Clawback of Incentive Compensation

In the event the Board of Directors determines that an executive officer’s misconduct has contributed to the Company having to restate its financial statements, the Board may take remedial action against the officer. To the extent permitted by applicable law, the remedial action may include requiring the return of any bonus or incentive compensation awarded to the officer or the cancellation of unvested restricted or deferred stock awards previously granted to the officer if the amount of such bonus or incentive compensation was greater than it would have been had the accounting been correct.

Share Ownership and Retention Guidelines

We believe that share ownership by directors and executives emphasizes the alignment of their interests with that of stockholders. The stock ownership guidelines for the Company’s non-executive directors and executive officers call for non-employee directors to own Common Stock, or other equity equivalents, equal in value to four times the value of the annual retainer. The Chief Executive Officer is required to own Common Stock, or other equity equivalents, equal in value to five times annual salary, and all other executive officers are required to own Common Stock, or other equity equivalents, equal in value to three times respective annual salaries. Once the minimum ownership level is acquired, an individual will remain qualified if he or she continues to hold at least the same number of shares regardless of the change in market value of the underlying stock. Directors and executive officers as of October 23, 2008 have a period of four years from that date to accumulate enough shares to satisfy the stock ownership requirements. Any person becoming a director or executive officer after October 23, 2008 is allowed a four-year period from his or her date of election or appointment to comply with the stock ownership requirements.

Risk Mitigation

The overall design of the executive compensation program attempts to mitigate the possibility that excessive risks are being taken that could harm the long-term value of AGCO. These features include: (1) the annual review and approval of the financial performance objectives by the Compensation Committee; (2) the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular; (3) the capping of short and long-term incentive payouts for NEOs and other participants at 150% and 200% of the target opportunity, respectively; (4) stock ownership requirements for senior executives, which we believe align their long-term interests with that of shareholders; and (5) a recoupment program that can require the return of any bonus or incentive compensation that was improperly earned.

Retirement Benefits

We believe that offering competitive retirement benefits is important to attract and retain top executives. Our U.S.-based executives participate in a non-qualified executive defined benefit plan in addition to a traditional defined contribution 401(k) plan. For the Company’s 401(k) plan, AGCO generally contributed approximately $11,025 to each executive’s 401(k) account during 2009, which was the maximum match contribution allowable under our plan.

In January 2007, we established the Company’s executive nonqualified Pension Plan (“2007 ENPP”), which we believe is competitive with companies of similar type and size. The 2007 ENPP provides U.S.-based executive officers with retirement income for a period of 15 years based on a percentage of their average final salary and bonus, reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions. The benefit paid to the executive officers is 3% of the average of the last three years of their respective base salaries plus bonus prior to their termination of employment (“final earnings”) multiplied by credited years of service, with a maximum annual benefit of 60% of final earnings. To provide a stronger retention feature, benefits under the 2007 ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which must include tenure as an executive officer), but are not payable until the participant reaches age 65 or upon termination of services because of death or disability, adjusted to reflect payment prior to age 65. The Company’s non-U.S.-based executive officers participate in local country retirement benefit plans that we believe are competitive for executive officers in the local employment market. Additional details regarding retirement benefits are provided in the “2009 Summary Compensation Table” and the “2009 Pension Benefits Table.”

Severance Benefits and Change of Control

We believe that reasonable severance benefits are necessary to attract top executives. The levels of severance benefits provided to our executives are designed to take into account the difficulty executives may have to find comparable employment.

The employment agreements with our executives provide severance benefits when the termination is without “cause” or the employee terminates for “good reason.” The severance benefit depends on whether the termination involved a change of control. For terminations without “cause” or for “good reason” that do not involve a change of control, the severance benefit allows for the executives to receive their base salary for a period of up to two years and a pro rata portion of the bonus to which the executive would have been entitled for the year of termination had the executive remained employed for the entire year. Specifically for the NEOs for 2009, Messrs. Collar, Muehlhaeuser and Veltmaat may receive their respective base salaries and bonus amounts for one year upon termination and Messrs. Beck and Richenhagen may receive their respective base salaries and bonus amounts for two years upon termination. The severance benefit would be reduced or terminated at the time the executive found new employment. The Company also continues health and life insurance benefits during the time the severance benefits are paid for U.S.-based executives. A terminated U.S.-based executive also is entitled to receive any vested benefits under the 2007 ENPP payable beginning at age 65.

In addition to the above, upon termination, the Company is obligated to reimburse Mr. Collar for expenses to relocate to the United States.

In January 2010, the Committee approved changes to the severance benefit for Mr. Richenhagen for termination without “cause” or for “good reason” that does not involve a change of control. For a termination without “cause” or for “good reason,” Mr. Richenhagen will be eligible for a severance benefit that allows him to receive his base salary for two years upon termination and a bonus equal to two times the average of the prior two completed fiscal years and the current fiscal year’s trend. Consistent with the severance benefits provided to other NEOs, Mr. Richenhagen’s severance benefit would be reduced or terminated at the time he found new employment. The Company also will continue health and life insurance benefits during the time these severance benefits are paid, and Mr. Richenhagen is entitled to receive any vested benefits under the 2007 ENPP payable beginning at age 65.

We also believe it is important to provide certain additional benefits upon a change of control in order to protect the executive’s retirement benefits and potential income that would be earned associated with our equity incentive plans. In addition, it is our belief that the interests of stockholders will be best served if the interests of the Company’s senior management are aligned with them. By providing certain change of control benefits, we believe the Company’s executives will not be reluctant to consider potential change of control transactions that may be in the best interests of stockholders.

The Board of Directors has approved post-employment compensation to NEOs for terminations that occur within two years of a change of control. In such case, the executive would receive a lump-sum payment equal to (i) two times his or her base salary in effect at the time of termination, (ii) a pro-rata portion of his or her bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of his or her awards received during the prior two completed fiscal years and the current fiscal year’s trend (except that for Mr. Richenhagen, the lump sum payment would equal (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus earned for the year of termination and (iii) a bonus equal to three times the three year average of Mr. Richenhagen’s awards received during the prior two completed fiscal years and the current fiscal year’s trend), and the executive would also be entitled to receive specific retirement benefits and the acceleration of vesting of outstanding equity awards. Upon a change of control, the Company’s PSP equity incentive plan allows for all unearned awards to executives to be earned at the greater of the target performance level or at the level of performance dictated by the trend of our performance to date. In addition, all outstanding SSARs vest immediately. All benefits under the 2007 ENPP that have been earned based on years of service also become vested. Any executives terminated upon a change of control would also be entitled to the severance benefits described above and receive a full gross-up for taxes due on any payments.

For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire Common Stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock, (iii) a majority of the members of the Board of Directors of the Company are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of the Company’s assets.

Perquisites and Other Benefits

We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest. We periodically review perquisites for our executives to ensure conformity with this policy. The primary perquisites available to executives are the use of an automobile leased by the Company and the reimbursement of dues associated with a social or country club. The Company does not allow executive officers the use of the Company leased aircraft for personal use. The Company also provides supplemental life and disability insurance for its executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.

For executives on foreign assignments, the Company provides additional expatriate benefits that are designed to compensate the employee for differences in costs of living and taxation between the executive’s home country and foreign country. In addition, the Company generally provides additional financial assistance to the expatriate for expenses such as relocation, children’s education, tax preparation and home leave travel.

Executives also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life and disability insurance coverage.

Post-Employment Compensation

Each of the NEOs is covered by an employment agreement with the Company. These agreements provide post-employment compensation and benefits in the event of certain types of termination of employment, including death, disability, involuntary termination without cause, or termination for good reason by the executive. For further detail on the post-employment compensation and benefits each NEO is entitled to in the event of certain types of termination, please refer to the tables below under the caption “Other Potential Post-Employment Payments.”

Summary

Overall, we believe the Company’s executive compensation programs accomplish the objectives for which they have been designed and are in concert with the Company’s compensation philosophy. We feel the competitive compensation that is provided to the Company’s executives is reasonable and has enabled us to attract and retain a strong management team. We further believe that the Company’s short-term and long-term incentive programs appropriately reward AGCO’s executives for their achievement of performance goals and that these programs sufficiently align the interests of the executives with those of the stockholders. The overall design of the executive compensation program also attempts to minimize risk-taking incentives primarily because: (1) the financial performance objectives of the short and long-term incentive plans are reviewed and approved annually by the Board of Directors, (2) the plans consist of multiple performance objectives, thus mitigating too heavy a focus on any one in particular, (3) short and long-term incentive payouts for NEOs are capped at 150% and 200% of the target opportunity, respectively, and (4) the Company has in place a clawback provision that can require the return of any bonus or incentive compensation.

Summary of Cash and Certain Other Compensation and Other Payments to the Named Executive Officers

Overview.  The following sections provide a summary of cash and certain other amounts the Company paid for the year ended December 31, 2009 to the NEOs. Except where noted, the information in the “2009 Summary Compensation Table” generally pertains to compensation to the NEOs for the years ended December 31, 2007, 2008 and 2009. The compensation disclosed below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change of control of the Company;

•	amounts paid to the NEOs which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends or interest on such amounts);

•	an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option or similar instrument will not be forfeited or exercised before the end of its life, and even though the actual realization of cash from the award depends on whether performance conditions are met, whether the executive will continue his or her employment with the Company, and when the executive chooses to exercise the option or similar instrument; and

•	the increase in present value of future pension payments, even though such increase is not cash compensation paid in the current year and even though the actual pension benefits will depend upon a numbers of factors, including when the executive retires, his or her compensation at retirement, and in some cases the number of years the executive lives following his or her retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the “Compensation Discussion and Analysis” set forth above.

SUMMARY OF 2009 COMPENSATION

The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed fiscal years ended December 31, 2007, 2008 and 2009.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year. In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock or SSARs measured in dollars and calculated in accordance with FASB ASC Topic 718. For SSARs, the FASB ASC Topic 718 aggregate grant date fair value per share is based on certain assumptions that the Company explains in Note 10 to our Consolidated Financial Statements, which are included in the Company’s annual report on Form 10-K. For awards of stock, the FASB ASC Topic 718 aggregate grant date fair value per share is equal to the closing price of the Company’s Common Stock on the date of grant. Please also refer to the table below under the caption “2009 Grants of Plan-Based Awards.”

In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our 2008 IC Plan. No incentive awards were earned for 2009 under the plan. The amounts included with respect to any particular fiscal year are dependent on whether the achievement of the relevant performance measure was satisfied during the fiscal year.

In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2009.

In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.

The Company currently has employment agreements with Messrs. Beck, Collar, Muehlhaeuser, Richenhagen and Veltmaat. The employment contracts provide for current base salaries at the following rates per annum: Mr. Beck — $418,850; Mr. Collar — $320,000; Mr. Muehlhaeuser — 511,872 Swiss francs (which is currently equivalent to $494,264); Mr. Richenhagen — $1,054,000; and Mr. Veltmaat — $472,712. Messrs. Beck, Collar, Muehlhaeuser, Richenhagen and Veltmatt’s employment contracts continue in effect until terminated in accordance with the terms of the contract.

In addition to the specified base salary, the employment contracts provide that each executive officer shall be entitled to participate in or receive benefits under the IC Plan. The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits.

2009 SUMMARY COMPENSATION TABLE

							Change in
						Non-Equity	Pension
						Incentive	Value and
				Stock	SSAR	Plan	Non-Qualified	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Name and Principle Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Andrew H. Beck, Senior Vice President — Chief Financial Officer	2007	353,002	—	803,670	212,375	447,253	393,613	31,637	2,241,550
	2008	402,183	—	415,954	102,856	339,443	221,461	32,054	1,513,951
	2009	418,850	—	364,650	110,880	—	369,287	40,712	1,304,379
Gary L. Collar, Senior Vice President and General Manager EAME and Australia/ New Zealand(6)	2007	271,801	—	803,670	212,375	219,626	105,440	409,511	2,022,423
	2008	306,667	—	415,954	102,856	208,270	105,737	373,948	1,513,432
	2009	320,000	—	364,650	110,880	—	167,077	291,881	1,254,488
Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia(7)	2007	403,564	—	654,150	127,425	258,120	42,446	23,925	1,509,630
	2008	467,629	—	284,900	67,080	222,685	72,189	71,498	1,185,981
	2009	472,004	—	364,650	110,880	—	54,114	63,072	1,064,720
Martin H. Richenhagen, Chairman, President and Chief Executive Officer	2007	1,004,000	—	3,551,100	849,500	1,888,524	620,887	137,312	8,051,323
	2008	1,024,833	—	2,849,000	704,340	1,124,447	656,910	134,136	6,493,666
	2009	1,054,000	—	2,885,025	863,940	—	948,352	102,386	5,853,703
Hans-Bernd Veltmaat, Senior Vice President — Manufacturing & Quality(8)	2009	448,972	—	235,950	69,300	—	—	192,914	947,136

(1)	Stock Awards for 2007

In 2007, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2007 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts earned under the 2007- 2009 three-year performance cycle differ as previously disclosed, and were dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions at the date of grant (which were actually achieved), the following would be the value of the award on the date of grant: Mr. Beck — $1,607,340; Mr. Collar — $1,607,340; Mr. Muehlhaeuser — $1,308,300; and Mr. Richenhagen — $7,102,200. Values of awards on the date vested are disclosed within “SSAR/Option Exercises and Stock Vested in 2009.”

Stock Awards for 2008

In 2008, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2008 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2008-2010 three-year performance cycle are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions at the date of grant, the following would be the value of the award on the date of grant: Mr. Beck — $831,908; Mr. Collar — $831,908; Mr. Muehlhaeuser — $569,800; Mr. Richenhagen — $5,698,000 and Mr. Veltmaat — $518,200.

Stock Awards for 2009

In 2009, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2009 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2009-2011 three-year performance cycle are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions at the date of grant, the following would be the value of the award on the date of grant: Mr. Beck — $729,300; Mr. Collar — $729,300; Mr. Muehlhaeuser — $729,300; Mr. Richenhagen — $5,770,050 and Mr. Veltmaat — $471,900.

(2)	SSAR Awards for 2007

SSARs were awarded February 15, 2007. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

SSAR Awards for 2008

SSARs were awarded January 23, 2008. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

SSAR Awards for 2009

SSARs were awarded January 21, 2009. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Non-Equity Incentive Plan Compensation for 2007

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2007. All annual incentive awards for 2007 were performance-based. These payments were earned in 2007 and paid in March 2008 under the IC Plan.

Non-Equity Incentive Plan Compensation for 2008

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2008. All annual incentive awards for 2008 were performance-based. These payments were earned in 2008 and paid in March 2009 under the 2008 IC Plan.

Non-Equity Incentive Plan Compensation for 2009

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2009. No annual incentive awards for 2009 were earned under the 2008 IC Plan.

(4)	The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service.

Change in pension values during the year may be due to various sources such as:

• Service accruals:  The benefits payable from the 2007 ENPP increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the fiscal year, the benefit payable at retirement increases. Each of the NEOs who participates in the 2007 ENPP earned an additional year of benefit service during 2009.

• Compensation increases/decreases since prior year:  The benefits payable from the 2007 ENPP are related to salary. As executive officers’ salaries increase (decrease), then the expected benefits payable from the 2007 ENPP will increase (decrease) as well.

• Aging:  The amounts shown above are present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.

• Changes in assumptions:  The amounts shown in the Pension Benefits Table are present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate decreased from 2008 to 2009, which resulted in an increase in the present value of the officers’ benefits.

The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”

(5)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2009:

			Split	Foreign
		Defined	Dollar	Subsidiary	Car Lease
	Club	Contribution	Life	Advisory	and
	Membership	Match	Insurance(a)	Board(b)	Maintenance(c)	Other(d)	Total
Name	($)	($)	($)	($)	($)	($)	($)

Andrew H. Beck	6,480	11,025	2,890	—	12,580	7,737	40,712
Gary L. Collar	—	11,025	3,603	27,856	47,821	201,576	291,881
Hubertus M. Muehlhaeuser	—	—	—	27,856	34,441	775	63,072
Martin H. Richenhagen	6,516	11,025	16,631	55,712	11,537	965	102,386
Hans-Bernd Veltmaat	3,180	1,182	5,879	—	24,717	157,956	192,914

(a) These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.

(b) These amounts represent compensation for the executive’s services provided as members of a foreign subsidiary’s supervisory board.

(c) These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.

(d) The amount for Mr. Beck pertains to commercial airfare related to attendance by Mr. Beck’s wife at a corporate function. The amount for Mr. Collar includes benefits he received as an expatriate as follows: cost of living adjustment — $51,143; housing allowance — $94,054; tax equalization payments — $19,376; storage fees — $8,906; tax preparation fees — $1,250; and home leave allowance related to travel costs for Mr. Collar and his family to fly back to the United States — $26,072. The amount also includes commercial airfare related to attendance by Mr. Collar’s wife at a corporate function — $775. In addition, Mr. Collar’s wife accompanied Mr. Collar when the Company’s corporate aircraft was used for business purposes at no incremental cost. The amount for Mr. Muehlhaeuser pertains to commercial airfare related to attendance by Mr. Muehlhaeuser’s wife at a corporate function. In addition, Mr. Muehlhaeuser’s wife accompanied Mr. Muehlhaeuser when the Company’s corporate aircraft was used for business purposes at no incremental cost. The amount for Mr. Richenhagen pertains to commercial airfare related to attendance by Mr. Richenhagen’s wife at a corporate function. In addition, Mr. Richenhagen’s wife accompanied Mr. Richenhagen when the Company’s corporate aircraft was used for business purposes at no incremental cost. The amount for Mr. Veltmaat includes benefits he received related to his relocation from Switzerland to the United States during 2009 as follows: relocation expenses — $118,453; housing allowance — $38,728. In addition, the amount includes commercial airfare related to attendance by Mr. Veltmaat’s wife at a corporate function — $775.

(6)	Mr. Collar, as an expatriate who is based in Switzerland, is partially paid in Swiss francs. In calculating the dollar equivalent for disclosure purposes, we converted each payment into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made.

(7)	Mr. Muehlhaeuser, as a Swiss-based employee, is paid in Swiss francs. In calculating the dollar equivalent for disclosure purposes, we converted each payment into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made.

(8)	Mr. Veltmaat, was a Swiss-based employee for a portion of 2009, and was therefore paid in Swiss-francs during that time. In calculating the dollar equivalent for disclosure purposes, we converted each payment into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made.

2009 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed fiscal year. This includes the awards under the Company’s 2008 IC Plan, as well as PSP awards and SSARs under the 2006 LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the 2008 IC Plan and the range of number of shares to be awarded under the PSP. In the third- and second-to-last columns, we report the number of shares of Common Stock underlying SSARs granted in the fiscal year and corresponding per share exercise price. In all cases, the exercise price was equal to the closing market price of the Company’s Common Stock on the date of grant. In the last column, we report the aggregate FASB ASC Topic 718 grant date fair value of all SSAR awards made in 2009.

									All Other
									Stock Awards
						Estimated Future Payouts			Number of
			Estimated Future Payouts			Under Equity Incentive Plan			Securities	Exercise	Grant Date
			Under Non-Equity Incentive Plan Awards(1)			Awards(2)			Underlying	Price	Fair Value
						Threshold	Target	Maximum	SSARs	of SSAR	of SSAR
		Grant	Threshold	Target	Maximum	(# of	(# of	(# of	Compensation	Awards	Awards
Name	Award Type	Date	($)	($)	($)	shares)	shares)	shares)	(#)	($/sh)	($)

Andrew H. Beck	IC Plan	1/21/2009	167,540	418,850	628,275
	PSP Awards	1/21/2009				5,667	17,000	34,000
	SSAR Awards	1/21/2009							12,000	21.45	110,880

Gary L. Collar	IC Plan	1/21/2009	89,600	224,000	336,000
	PSP Awards	1/21/2009				5,667	17,000	34,000
	SSAR Awards	1/21/2009							12,000	21.45	110,880

Hubertus M. Muehlhaeuser	IC Plan	1/21/2009	132,161	330,403	495,605
	PSP Awards	1/21/2009				5,667	17,000	34,000
	SSAR Awards	1/21/2009							12,000	21.45	110,880

Martin H. Richenhagen	IC Plan	1/21/2009	548,080	1,370,200	2,055,300
	PSP Awards	1/21/2009				44,833	134,500	269,000
	SSAR Awards	1/21/2009							93,500	21.45	863,940

Hans-Bernd Veltmaat	IC Plan	1/21/2009	89,794	224,486	336,729
	PSP Awards	1/21/2009				3,667	11,000	22,000
	SSAR Awards	1/21/2009							7,500	21.45	69,300

(1)	The amounts included in the table above represent the potential payout levels related to corporate and personal objectives for fiscal year 2009 under the Company’s IC Plan. For 2009, the Committee determined that the Company did not achieve the minimum performance levels for EPS to warrant an incentive payout. As a result, no bonuses were paid to NEOs or other participants under the IC Plan.

(2)	The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table provides information concerning unexercised SSARs, and stock that has not been earned or vested for each NEO outstanding as of the end of the Company’s most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

For SSAR/option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards:
							Market	Number of
			Equity Incentive			Number	Value of	Unearned
			Plan Awards:			of Shares	Shares	Shares,
	Number of	Number of	Number			or Units	or Units	Units or
	Securities	Securities	of Securities			of Stock	of Stock	Other
	Underlying	Underlying	Underlying			That	That	Rights	Value
	Unexercised	Unexercised	Unexercised	SSAR		Have	Have	That	Realized
	SSARs	SSARs	Unearned	Exercise	SSAR	Not	Not	Have Not	on
	Exercisable	Unexercisable(1)	SSARs	Price	Expiration	Vested	Vested(2)	Vested(3)	Vesting(4)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Andrew H. Beck	9,375	3,125	—	23.80	4/27/2013
	6,250	6,250	—	37.38	2/15/2014
	1,150	3,450	—	56.98	1/23/2015			7,300	415,954
		12,000	—	21.45	1/21/2016			17,000	364,650

Gary L. Collar	3,125	3,125	—	23.80	4/27/2013
	3,125	6,250	—	37.38	2/15/2014
	1,150	3,450	—	56.98	1/23/2015			7,300	415,954
		12,000	—	21.45	1/21/2016			17,000	364,650

Hubertus M. Muehlhaeuser	5,625	1,875	—	23.80	4/27/2013
	3,750	3,750	—	37.38	2/15/2014
	750	2,250	—	56.98	1/23/2015			5,000	284,900
		12,000	—	21.45	1/21/2016			17,000	364,650

Martin H. Richenhagen	25,000	12,500	—	23.80	4/27/2013
	25,000	25,000	—	37.38	2/15/2014
	7,875	23,625	—	56.98	1/23/2015			50,000	2,849,000
		93,500	—	21.45	1/21/2016			134,500	2,885,025
						28,839	2,000,000
						99,010	2,000,000

Hans-Bernd Veltmaat	750	2,250	—	51.82	7/1/2015			5,000	259,100
		7,500	—	21.45	1/21/2016			11,000	235,950

(1)	SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was April 27, 2006 for the 2006 grants of SSARs, February 15, 2007 for the 2007 grants of SSARs, January 23, 2008 for the 2008 grants of SSARs and January 21, 2009 for the 2009 grants of SSARs. Mr. Veltmaat’s grant during 2008 was made on his date of hire, which was July 1, 2008.

(2)	The retention-based restricted stock award granted to Mr. Richenhagen on December 6, 2007 was for 28,839 shares and was based on the price of the Company’s Common Stock on December 6, 2007, which was $69.35 per share. The retention-based restricted stock award granted to Mr. Richenhagen on December 5, 2008 was for 99,010 shares and was based on the price of the Company’s Common Stock on December 5, 2008, which was $20.20 per share.

(3)	The amounts shown represent the number of shares awarded under the PSP in January 2008 and January 2009, respectively. The actual amounts that will be earned under the PSP are dependent upon the achievement of pre-established performance goals during the respective three-year performance cycles.

(4)	Based on the price of the Company’s Common Stock on the date of grant, which was $56.98 per share on January 23, 2008 and $21.45 per share on January 21, 2009. Mr. Veltmaat’s grant during 2008 was made on July 1, 2008, when the price of the Company’s common stock was $51.82 per share.

SSAR/OPTION EXERCISES AND STOCK VESTED IN 2009

The following table provides information concerning exercises of stock options, SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed fiscal year for each of the NEOs. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options and SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	SSAR/Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting(1)	on Exercise
Name	(#)	($)	(#)	($)

Andrew H. Beck	—	—	43,000	1,472,750
Gary L. Collar	—	—	43,000	1,472,750
Hubertus M. Muehlhaeuser	—	—	35,000	1,198,750
Martin H. Richenhagen	—	—	190,000	6,507,500
Hans-Bernd Veltmaat	—	—	—	—

(1)	Shares withheld for income tax purposes were as follows: Mr. Richenhagen — 80,655; Mr. Beck — 18,321 shares; Mr. Collar — 18,350 shares; and Mr. Muehlhaeuser — 1,768 shares.

PENSION BENEFITS

The “2009 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2009 Summary Compensation Table” and the “2009 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with SFAS No. 87, Employers’ Accounting for Pensions, on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.

Executive Nonqualified Pension Plan

The 2007 ENPP provides the Company’s U.S.-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions.

The key provisions of the 2007 ENPP are as follows:

Monthly Benefit.  Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.

Final Average Monthly Compensation.  The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the 2008 IC Plan paid to the executive during the three years prior to his or her death, termination or retirement.

Vesting.  Participants become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing ten years of service with the Company; and (iii) achieve five years of participation in the 2007 ENPP. Alternatively, all participants will become vested in the plan in the event of a change of control of the Company, and, in addition, Mr. Richenhagen will become vested in the plan in the event of his involuntary termination without cause, his resignation for good reason or his termination as a result of the Company not renewing his employment agreement.

Early Retirement Benefits.  Participants may not receive retirement benefits prior to normal retirement age unless the participant dies.

Swiss Life Collective “BVG” Foundation

The Swiss Life Collective “BVG” Foundation (“BVG”) operates a pension fund in Switzerland, for which Mr. Muehlhaeuser is a participant. The Foundation ensures the plan meets at least the mandated requirements for minimum pension benefits. This plan is a cash balance formula, with contributions made both by the Company and Mr. Muehlhaeuser. Mr. Muehlhaeuser’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.

The key provisions of the BVG plan are as follows:

Retirement benefit.  Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.

Pay credits.  Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

	Credit as a percentage of pay	Credit as a percentage of pay
Age	(paid by the Company)	(paid by employee)

25 - 34	4.0%	4.0%
35 - 44	5.5%	5.5%
45 - 54	8.0%	8.0%

Pensionable pay.  Payable at the annual rate of base pay.

Normal Retirement Age.  Age 65 for males; age 64 for females (as in accordance with Swiss law).

Early Retirement Benefits.  Participants may elect to retire up to five years prior to Normal Retirement Age. Annuity benefits are converted using reduced actuarial equivalence conversion factors.

2009 PENSION BENEFITS TABLE

		Number of	Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit(1)	Year
Name	Plan Name	(#)	($)	($)

Andrew H. Beck	AGCO executive nonqualified Pension Plan	15.42	986,078	—
Gary L. Collar	AGCO executive nonqualified Pension Plan	7.67	379,542	—
Hubertus M. Muehlhaeuser(2)(3)	Swiss Life Collective “BVG” Foundation	4.33	223,030	—
Martin H. Richenhagen	AGCO executive nonqualified Pension Plan	5.75	2,407,695	—
Hans-Bernd Veltmaat(4)	AGCO executive nonqualified Pension Plan	—	—	—

(1)	Based on plan provisions in effect as of December 31, 2009. The executive officers participate in pension plans that will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC). These values are not the monthly or annual benefits that they would receive.

(2)	Mr. Muehlhaeuser’s benefits include both employer and employee-provided contributions.

(3)	Mr. Muehlhaeuser’s BVG benefits were converted from Swiss Francs to U.S. dollars based on the exchange rate in effect as of December 31, 2009.

(4)	Mr. Veltmaat earned a benefit in the BVG Foundation while he was employed by AGCO in Switzerland. On July 31, 2009, his BVG benefit of $78,294 was transferred to Swiss Life insurance company due to his employment transfer to the United States. He did not receive his account balance during 2009. While Mr. Veltmaat is still entitled to receive this benefit from Swiss Life, the benefit is no longer part of a plan that AGCO sponsors. AGCO has no future obligation to make any future contributions to fund Mr. Veltmaat’s BVG benefit unless he transfers back to Switzerland and begins earning future benefits in the plan. Barring such a transfer, Swiss Life is responsible for any future interest that will be credited to Mr. Veltmaat’s account after July 31, 2009.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events. Pursuant to the 2006 LTI Plan, all outstanding equity awards become fully vested and exercisable upon a change of control. The 2006 LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The tables below and their accompanying footnotes provide specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events.

Andrew H. Beck, Senior Vice President — Chief Financial Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2009) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination					Good
	Change of	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	1,362,163	—	—	104,713	—	—	837,700
Bonus	—	—	—	—	—	—	—
Accelerated Vesting of Equity	2,413,912	—	—	—	—	—	—
Benefits (Health, Life, etc.)	75,330	—	—	3,373	—	—	75,330
Retirement Benefits	633,416	—	—	—	—	—	—
Death Benefit	—	—	—	2,513,100	—	—	—
Disability Benefit	—	—	—	—	426,816	—	—
280G Tax Gross-Up(9)	370,090	—	—	—	—	—	—

Estimated Total	$4,854,911	$—	$—	$2,621,186	$426,816	$—	$913,030

(1)	All termination scenarios assume termination occurs on December 31, 2009 at a stock price of $32.34, the closing price of the Company’s Common Stock as of December 31, 2009 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Beck receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of Mr. Beck’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance and healthcare benefits during a two-year period. All outstanding equity awards held by Mr. Beck at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change of control, in accordance with the terms of the 2007 ENPP. The difference between the “Retirement Benefits” value shown above ($633,416) and the value shown in the “2009 Pension Benefits Table” ($986,078) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. This termination scenario has factored in a non-compete covenant, thus reducing the severance amount by the presumed value of the covenant not to compete.

(3)	If Mr. Beck voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Beck is not eligible for retirement benefits as of December 31, 2009.

(5)	Upon death, Mr. Beck’s estate is entitled to receive Mr. Beck’s base salary in effect at the time of death for a period of three months, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Beck through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Beck receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Beck’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Beck’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Beck receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the two-year severance period.

(9)	The Company provides a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Beck’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Beck breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Beck.

Gary L. Collar, Senior Vice President and General Manager, EAME and Australia/New Zealand, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2009) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination					Good
	Change of	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	925,264	—	—	80,000	—	—	320,000
Bonus	—	—	—	—	—	—	—
Additional Termination Allowance(9)	26,667	—	—	26,667	26,667	—	26,667
Accelerated Vesting of Equity	2,360,537	—	—	—	—	—	—
Benefits (Health, Life, etc.)	62,077	—	—	2,920	—	—	35,276
Retirement Benefits	274,211	—	—	—	—	—	—
Death Benefits	—	—	—	1,920,000	—	—	—
Disability Benefit	—	—	—	—	229,524	—	—
280G Tax Gross-Up(10)	—	—	—	—	—	—	—

Estimated Total	$3,648,756	$—	$—	$2,029,587	$256,191	$ —	$381,943

(1)	All termination scenarios assume termination occurs on December 31, 2009 at a stock price of $32.34, the closing price of the Company’s Common Stock as of December 31, 2009 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Collar receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of Mr. Collar’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance and healthcare benefits during a two-year period. All outstanding equity awards held by Mr. Collar at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change of control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” value shown above ($274,211) and the value shown in the “2009 Pension Benefits Table” ($379,542) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. This termination scenario has factored in a non-compete covenant, thus reducing the severance amount by the presumed value of the covenant not to compete.

(3)	If Mr. Collar voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Collar is not eligible for retirement benefits as of December 31, 2009.

(5)	Upon death, Mr. Collar’s estate is entitled to receive Mr. Collar’s base salary in effect at the time of death for a three-month period, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Collar through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Collar receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Collar’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Collar’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Collar receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

(9)	If Mr. Collar’s employment is terminated while he is on international assignment, other than with cause or by voluntary resignation to accept a position with another employer, the Company pays the cost associated with the return of Mr. Collar and his family to the United States, including the cost of personal transportation and shipment of household and personal goods. Additionally, the Company provides up to 30 days temporary living expenses. The additional termination allowance provided for Mr. Collar represents an estimated value of this benefit equal to one month’s base salary.

(10)	The Company provides a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Collar’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Collar breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Collar.

Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2009) under the following termination scenarios:

Termination Scenario(1)
Involuntary Without
		Voluntary					Cause or
		Termination					Good
	Change of	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	1,309,065	—	—	123,566	—	—	494,264
Bonus	—	—	—	—	—	—	—
Accelerated Vesting of Equity	2,038,110	—	—	—	—	—	—
Benefits (Health, Life, etc.)	—	—	—	—	—	—	—
Retirement Benefits	234,939	234,939	—	3,200,567	296,563 annual life annuity until age 65	234,939	234,939
Death Benefit	—	—	—	—	—	—	—
Disability Benefit	—	—	—	—	—	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Estimated Total	$3,582,114	$234,939	$—	$3,324,133	$296,563	$234,939	$729,203

(1)	All termination scenarios assume termination occurs on December 31, 2009 at a stock price of $32.34, the closing price of the Company’s Common Stock as of December 31, 2009 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Muehlhaeuser receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of Mr. Muehlhaeuser’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. All outstanding equity awards held by Mr. Muehlhaeuser at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. Mr. Muehlhaeuser also receives a lump sum amount from the BVG Plan equal to the current value of his account balance.

(3)	If Mr. Muehlhaeuser voluntarily resigns without good reason, he receives his base salary through the date of termination and a lump sum amount from the BVG Plan equal to the current value of his account balance.

(4)	Mr. Muehlhaeuser is not eligible for retirement benefits as of December 31, 2009.

(5)	Upon death, Mr. Muehlhaeuser’s estate is entitled to receive Mr. Muehlhaeuser’s base salary in effect at the time of death for a period of three months. His estate is also entitled to all sums payable to Mr. Muehlhaeuser through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. His spouse also receives a lump sum amount from the BVG Plan equal to six times his insured salary. If accidental death should occur, Mr. Muehlhaeuser’s retirement benefit would be $1,849,082.

(6)	In the event of termination of employment due to disability, Mr. Muehlhaeuser receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. He is also entitled to receive 60% of his salary (approximately $296,563) annually until he reaches retirement age. Once he reaches retirement age, he will receive the value in his cash balance account (accumulated with salary and interest credits).

(7)	If Mr. Muehlhaeuser’s employment is terminated with cause, he receives his base salary through the date of termination and a lump sum amount from the BVG Plan.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Muehlhaeuser’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Muehlhaeuser receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Mr. Muehlhaeuser also receives a lump sum amount from the BVG Plan equal to the current value of his account balance.

(9)	The Company does not provide a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

The amounts shown above represent the approximate portion of Mr. Muehlhaeuser’s BVG benefit attributable to employer and employee contributions made to the account as an AGCO employee. Mr. Muehlhaeuser’s account balance also includes contributions (with interest) made by his previous employers. Mr. Muehlhaeuser’s employment agreement provides certain restrictive covenants that continue for a one year period after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Muehlhaeuser breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Muehlhaeuser.

Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2009) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
							Cause or
							Good
							Reason
							Resignation, or
							by Company’s
		Voluntary					Non-Renewal
		Termination					of Executive’s
	Change of	Without Good				Involuntary	Employment
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Agreement(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	6,174,971	—	—	263,500	—	—	2,108,000
Bonus	—	—	—	—	—	—	—
Accelerated Vesting of Equity	17,584,432	—	—	—	—	—	—
Benefits (Health, Life, etc.)	295,831	—	—	29,019	29,019	—	264,887
Retirement Benefits	1,869,725	—	—	—	—	—	1,869,725
Death Benefit	—	—	—	6,324,000	—	—	—
Disability Benefit	—	—	—	—	1,743,336	—	—
280G Tax Gross-Up(9)	3,123,556	—	—	—	—	—	—

Estimated Total	$29,048,515	$—	$—	$6,616,519	$1,772,355	$—	$4,242,612

(1)	All termination scenarios assume termination occurs on December 31, 2009 at a closing stock price of $32.34, the closing price of the Company’s Common Stock as of December 31, 2009 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Richenhagen receives a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the three-year average of Mr. Richenhagen’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance benefits during a three-year period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. Upon a change of control, all outstanding equity awards held by Mr. Richenhagen become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” value shown above ($1,869,725) from the ENPP and the value shown in the “2009 Pension Benefits Table” ($2,407,695) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. This termination scenario has factored in a non-compete covenant, thus reducing the severance amount by the presumed value of the covenant not to compete.

(3)	If Mr. Richenhagen voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Richenhagen is not eligible for retirement benefits as of December 31, 2009.

(5)	In the event of Mr. Richenhagen’s death, his estate receives Mr. Richenhagen’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to Mr. Richenhagen through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The Company pays 18 months of COBRA premiums to continue group health coverage. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Richenhagen receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The Company pays 18 months of COBRA premiums to continue group health coverage. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Richenhagen’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Under these termination scenarios, Mr. Richenhagen receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed by the Company. Mr. Richenhagen also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance benefits during the two-year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. In the case of involuntary termination without cause or good reason resignation, the retirement benefits are payable as a lump sum six months after termination of employment.

(9)	The Company provides a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Richenhagen’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Richenhagen breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Richenhagen.

Hans-Bernd Veltmaat, Senior Vice President — Manufacturing & Quality, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2009) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination					Good
	Change of	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	1,044,074	—	—	118,178	—	—	472,712
Bonus	—	—	—	—	—	—	—
Accelerated Vesting of Equity	599,115	—	—	—	—	—	—
Benefits (Health, Life, etc.)	56,028	—	—	2,418	—	—	32,081
Retirement Benefits	—	—	—	—	—	—	—
Death Benefits	—	—	—	2,827,200	—	—	—
Disability Benefit	—	—	—	—	246,744	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Estimated Total	$1,699,217	$—	$—	$2,947,796	$246,744	$—	$504,793

(1)	All termination scenarios assume termination occurs on December 31, 2009 at a stock price of $32.34, the closing price of the Company’s Common Stock as of December 31, 2009 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Veltmaat receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of Mr. Veltmaat’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance and healthcare benefits during a two-year period. All outstanding equity awards held by Mr. Veltmaat at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. This termination scenario has factored in a non-compete covenant, thus reducing the severance amount by the presumed value of the covenant not to compete.

(3)	If Mr. Veltmaat voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Veltmaat is not eligible for retirement benefits as of December 31, 2009.

(5)	Upon death, Mr. Veltmaat’s estate is entitled to receive Mr. Veltmaat’s base salary in effect at the time of death for a three-month period, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Veltmaat through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Veltmaat receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Veltmaat’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Veltmaat’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Veltmaat receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

(9)	The Company provides a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Veltmaat’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Veltmaat breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Veltmaat.

THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Company has engaged Towers Watson to advise management and the Committee with respect to the Company’s compensation programs and to perform various related studies and projects. The aggregate fees billed by Towers Watson for consulting services rendered to the Committee for 2009 in recommending the amount or form of executive and director compensation were approximately $318,000. The total amount of fees paid by the Company to Towers Watson in 2009 for all other services, excluding Committee services, was approximately $1,353,000. These other services primarily related to actuarial services in respect of the Company’s defined benefit plans, general employee compensation consulting services, benefit plan design services and pension administration services. Approximately $482,000 of the $1,353,000 in other services were paid directly from the pension trusts of the Company’s U.S. and U.K. pension plans. The Committee recommended and approved the provision of these additional services to the Company by Towers Watson.

The foregoing report is submitted by the Compensation Committee of the Company’s Board of Directors.

Gerald L. Shaheen, Chairman
Herman Cain
Thomas W. LaSorda
George E. Minnich
Curtis E. Moll

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors: P. George Benson, Francisco R. Gros, Thomas W. LaSorda, George E. Minnich (Chairman), Curtis E. Moll and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2009 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2009.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board (United States).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the audit committee and have discussed with the independent registered public accounting firm the auditors’ independence.

We also have considered whether the provision of services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2009 and 2008, the audit of the Company’s internal control over financial reporting for 2009 and 2008, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K during such fiscal years were approximately $5,457,000 and $5,961,000, respectively.

Audit-Related Fees

The aggregate fees billed by KPMG LLP for professional services rendered for fiscal years 2009 and 2008 for audit-related fees were approximately $390,000 and $500,000, respectively. The amounts for 2009 and 2008 primarily represent fees for the review of internal controls established in connection with the Company’s implementation of an information system, as well as the audits of the Company’s employee benefit plans.

Tax Fees

The aggregate fees billed by KPMG LLP for fiscal years 2009 and 2008 for professional services rendered for tax services primarily related to customs service work and auditor-required attestations of certain tax credit claims for the Company’s international operations was approximately $38,000 and $101,000, respectively.

Financial and Operational Information Systems Design and Implementation Fees

KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for fiscal years 2009 or 2008.

All Other Fees of KPMG LLP

There were no fees billed by KPMG LLP for professional services rendered other than audit, audit-related and tax fees during 2009 or 2008. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

All of KPMG LLP’s fees for services, whether for audit or non-audit services, are pre-approved by the Chairman of the Audit Committee or the Audit Committee. All services performed by KPMG LLP for 2009 were approved by the Chairman of the Audit Committee or the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2010, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.

The foregoing report has been furnished by the Audit Committee of the Company’s Board of Directors.

George E. Minnich, Chairman
P. George Benson
Francisco R. Gros
Thomas W. LaSorda
Curtis E. Moll
Hendrikus Visser

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At March 12, 2010, the Company had loans to Robert Ratliff, who served as Chairman of the Board of Directors until his retirement in August 2006 and is the step-father-in-law of Randall G. Hoffman, who is the Company’s Senior Vice President — Global Sales & Marketing and Product Management, in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is reported as compensation. In addition, the Company has previously agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.

During 2009 and 2008, the Company received royalty payments totaling approximately $436,000 and $462,000, respectively, resulting from sales of equipment by MTD Products Inc. to the Company’s dealers in the ordinary course of business. Mr. Moll, a director of the Company, is Chairman of the Board and Chief Executive Officer of MTD Holdings, Inc., which is the parent company of MTD Products.

During 2009, the Company paid approximately $3.4 million to PPG Industries, Inc. for painting materials used in the Company’s manufacturing processes. Mr. Richenhagen, who is the Company’s Chairman, President and Chief Executive Officer, is currently a member of the board of directors and serves on the audit and technology/environment committees of PPG Industries, Inc.

The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that are filed.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Summary Annual Report to Stockholders and Annual Report on Form 10-K for the 2009 fiscal year, including financial statements and schedule thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 12, 2010.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2009 fiscal year, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 12, 2010. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2009, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2010, subject to stockholder ratification.

STOCKHOLDERS’ PROPOSALS

Any stockholder of the Company who wishes to present a proposal at the 2011 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 22, 2010; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2010 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of the Company’s By-Laws or the rules of the SEC for inclusion therein.

Any stockholder of the Company who wishes to present a proposal at the 2011 Annual Meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 21, 2011 and otherwise in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

AGCO CORPORATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 22, 2010
     The undersigned hereby appoints Andrew H. Beck, Debra E. Kuper, Martin H. Richenhagen, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 12, 2010 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 22, 2010, and any adjournments thereof.

Dated: , 2010

Signature

Signature, if held jointly

NOTE: Please sign above exactly as name appears on Stock
Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor,
administrator, trustee or guardian, please give full title as such.
If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

AGCO CORPORATION	PROXY CARD
This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees and “FOR” the ratification of the Company’s independent registered public accounting firm.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES IN PROPOSAL NUMBER 1 AND “FOR” THE RATIFICATION OF KMPG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010 IN PROPOSAL NUMBER 2.
1.	ELECTION OF DIRECTORS
     Nominees:      (1) Francisco R. Gros           (2) Gerald B. Johanneson          (3) George E. Minnich           (4) Curtis E. Moll

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all
	(except as marked to the contrary)		nominees listed above
INSTRUCTIONS:   To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.
2.	RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

☐	FOR ratification	☐	AGAINST ratification	☐	ABSTAIN
3.	In their discretion, the proxies are authorized to vote as described in the proxy statement and, using their best judgment, upon such other business as may properly come before the meeting.